Exhibit 99.1

NEWS RELEASE
Investor Contact: Barry Sievert Senior Director, Investor Relations (214) 303-3437
Media Contact: Marguerite Copel Vice President, Corporate Communications (214) 721-1273
Dean Foods Announces Plan to Return Approximately $2.0 Billion to Shareholders
Through Special Cash Dividend of $15.00 Per Share

Reflects Strong Confidence in Business and Future Cash Flows;
Commitment to Enhancing Shareholder Value
Financed By $4.8 Billion Senior Secured Credit Facility

DALLAS, March 2, 2007– Dean Foods Company (NYSE: DF) today announced plans to return $15.00 per share to shareholders through a one-time special cash dividend totaling approximately $2 billion. The special dividend will be financed by a recapitalization of the Company’s balance sheet through $4.8 billion in new senior secured credit facilities.
“Dean Foods is an organization with strong momentum as reflected in our 2006 results and positive outlook for 2007,” said Gregg Engles, Chairman and Chief Executive Officer. “Over the past several years we’ve consolidated the industry and developed a leading market position through significant strategic acquisitions and investments in building out our branded portfolio. With this platform in place, we are now entering the next phase of our evolution. Over the next few years, we will be focused primarily on leveraging our scale to drive internal growth through maximizing productivity and efficiencies across our business.”
Engles continued, “Given our internal focus, our strong cash flows, and the incredible liquidity and flexibility of today’s debt capital markets, the appropriate finance decision for Dean Foods today is to increase our exposure to the debt markets and return equity capital to shareholders, while enabling them to continue to participate in the Company’s future performance and growth.”
The special dividend declared by Dean Foods’ Board of Directors is payable on April 2, 2007, to shareholders of record as of March 27, 2007. The dividend is subject to the completion of the Company’s new senior secured credit facilities. Dean Foods common stock will start trading on an ex-dividend basis beginning on April 3, 2007, the day after the payment date, in accordance with NYSE rules. Shareholders who sell their shares prior to or on the payment date of April 2, 2007 will also be selling their right to receive the special cash dividend. Shareholders are advised to contact their financial advisor before selling their shares.
The total aggregate size of the dividend will depend upon the number of shares outstanding on the March 27, 2007 record date. The Company will distribute $15.00 per share to shareholders as of the record date. As of February 23, 2007, Dean Foods had 128.95 million shares outstanding, which would result in a total dividend of $1.93 billion.
“Given our financial and business characteristics, Dean Foods is ideally positioned to take advantage of current attractive credit market conditions to recapitalize our balance sheet and lower our total cost of capital,” said Jack Callahan, Executive Vice President and Chief Financial Officer. “After a thorough analysis, we have targeted an initial leverage level that we believe is a prudent and efficient use of our balance sheet while preserving flexibility to meet our capital needs and growth objectives, including pursuing highly compelling tuck-in acquisitions.”
For U.S. federal income tax purposes, shareholders will receive a Form 1099-DIV in early 2008 to notify them of the division between the dividend and non-dividend portions of the special dividend. The process of determining these amounts, which entails a comprehensive review and analysis of the Company’s history, is well underway. Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of this special dividend.
The $4.8 billion fully underwritten financing package is being arranged by JPMorgan Securities, Bank of America Securities LLC, and Wachovia Capital Markets. Completion of the facility, which will replace the Company’s current facility, is subject to customary closing conditions. The new facility is currently planned to consist of a combination of a $1.5 billion 5-year senior secured revolving credit facility, a $1.5 billion 5-year senior secured term loan A, and a $1.8 billion 7-year senior secured term loan B. The Company will also be replacing its existing receivables facility with a new secured $500 million facility. The Company’s publicly traded notes will remain outstanding without modification.
As previously announced, on November 29, 2006, the Company’s Board of Directors authorized an increase in the share repurchase program of up to $300 million, of which approximately $220 million remains. As a result of the recapitalization and one-time cash dividend distribution, the Company does not anticipate making additional stock repurchases in the near term.
Banc of America Securities LLC is acting as financial advisor to Dean Foods in this transaction.
Forward Outlook
“For the first quarter, which will conclude before the recapitalization becomes effective, we continue to expect adjusted earnings per share of between $0.44 and $0.46,” said

Callahan. “For the full year 2007, we continue to expect operating profit growth of around 7%, consistent with our previous guidance. However, with the increase in interest expense we are taking on for the remainder of the year, we now expect full year adjusted earnings of between $1.72 and $1.78 per share for 2007, depending, in part, on the finalization of the new capital structure.” The adjustments to the earnings per share calculation exclude the net impact of facility closing costs, reorganizations, non-recurring charges and discontinued operations.
Conference Call & Webcast
The Company will be conducting a conference call today at 9.00 a.m. ET to discuss the details of the special cash dividend and recapitalization. To access the call, please dial (800) 289-0569 (toll free) or (913) 981-5542 (international). You may access the live webcast by visiting the “Webcasts” section of the Company site at http://www.deanfoods.com.
About Dean Foods
Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
Forward-Looking Statements
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, (1) projected sales, operating income, net income and earnings per share, (2) our plans to pay the special dividend, (3) the estimated amount of the total size of the special dividend, and (4) our plans to complete and the final terms of, the new credit facility. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. Our ability to pay the special dividend will depend upon our successful completion of the new credit facility, and the total amount of the dividend will depend upon the actual number of shares outstanding on the record date. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
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